EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-4 (No.333-296508), Form S-3ASR (No. 333-291109), Forms S-8 (Nos. 333-280147, 333-262174, 333-183532, 333-126248, and 333-58817) of our report dated February 26, 2026, except for the effects of the discontinued operations as discussed in Note 4, as to which the date is August 11, 2026, with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc. and subsidiaries.

/s/ KPMG LLP

Houston, Texas

August 11, 2026